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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)   May 3, 2001
                                                   -----------


                        Focal Communications Corporation

             (Exact Name of Registrant as Specified in its Charter)



         Delaware                    333-49397                   36-4167094
(State or Other Jurisdiction        (Commission                 (IRS Employer
     of Incorporation)              File Number)             Identification No.)


200 N. LaSalle Street, Suite 1100, Chicago, IL 60601                60601
      (Address of Principal Executive Offices)                   (Zip Code)


Registrant's telephone number, including area code:   (312) 895-8400
                                                      --------------

                                      N/A

         (Former Name or Former Address, if Changed Since Last Report)
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Item 5.  OTHER EVENTS

Focal Communications provides selected operational results and statistics in its quarterly financial releases. On April 26, 2001, Focal released its first quarter 2001 financial results including information for "Lines Sold to Date". Since the previously reported "Lines Sold to Date" figure primarily reflects pending line installations, not new sales, it potentially understates new lines actually sold but not installed during the quarter.

To better describe the manner in which we calculate our lines sold, we are modifying and expanding the presentation of this information. We are replacing the "Lines Sold to Date" statistic with a new and different statistic, "Lines Sold During the Quarter." This new measurement shows the line value of new contracts signed during the quarter. We are also providing additional information regarding our installation activity during the quarter to provide further clarity. All information is presented as of March 31, 2001.


Switched Access Lines                        Q1 2001
---------------------                        -------
Lines Sold During the Quarter                89,383
Gross Lines Installed                        94,665
Lines Disconnected                           28,908
Net Lines Installed                          65,757


Focal sold 89,383 lines during the quarter and installed 65,757 lines on a net basis. Both the sales and installation activity was heavily weighted in favor of our Enterprise (non-ISP) business. In the previously reported statistics, the implied backlog or the difference between net sold and net installed lines was 66,805. This figure represents only a portion of the actual backlog. The backlog also includes signed customer commitments that had not yet been installed as of March 31, 2001.

The Company disconnected 28,908 lines during the first quarter of 2001. The disconnected lines were concentrated in the ISP business and reflect, in part, the short-term effects of weaker ISPs exiting the market. Focal believes that the short-term nature of these issues and the strength of its enterprise business will enable it to reach its targeted line growth of 350,000 for the year. In addition to the Company's switched access line installations, the Company is increasingly selling dedicated services that are not reflected in its switched line counts. These dedicated services, if converted to a DS-0 or line equivalent basis, would significantly increase the number of lines sold and installed. Accordingly, Focal is reaffirming its current revenue and EBITDA guidance for the second quarter and for the full year 2001. Focal expects to report revenue of $83-$85 million and an EBITDA loss of $1.5 to $2.0 million during the second quarter of 2001. The Company expects revenue of $375-$400 million and an EBITDA margin of 0% to 5% for the full year 2001.

The Company ended the first quarter with revenue from reciprocal compensation at a 29% run rate on a normalized basis. Reciprocal compensation is reported on a gross basis and thus is not reduced by related offsetting reciprocal network expenses. As previously stated, the level of revenue from reciprocal compensation has trended upward over the past two quarters due to a beneficial rate that the company has been receiving pursuant to a short term contract. With the expiration of this contract at the end of the first quarter, the Company expects reciprocal compensation as a percentage of revenue to fall during the second quarter of 2001 and continue trending downward towards a 15% run rate at the end of 2001.

Statements in this filing that are not strictly historical, including statements as to plans, intentions, future performance, and model assumptions are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the future results indicated, expressed or implied, in such forward-looking statements. Risks and uncertainties that could impact future events or results include the successful expansion of Focal's operations into new geographic markets on a timely and cost-effective basis; the successful introduction and expansion of new data and voice service offerings on a timely and cost-effective basis; Focal's ability to design, install, implement, and market its Internet services infrastructure; the pace at which new competitors enter Focal's existing and planned markets; competitive responses of other carriers; the execution and renewal of interconnection agreements with incumbent local exchange carriers on terms satisfactory to Focal; Focal's ability to enter into and maintain agreements for transport facilities and services, including Internet transit services; acceptance of Focal's services by new and existing customers; Focal's ability to attract and retain talented employees; the outcome of legal and regulatory proceedings regarding reciprocal compensation for Internet-related calls and the impact of changes in laws and regulations that govern reciprocal compensation; Focal's ability to raise sufficient capital on acceptable terms and on a timely basis; Focal's ability to obtain and maintain any required governmental authorizations, franchises or permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions; regulatory, legislative and judicial developments (including developments relating to reciprocal compensation) affecting the communications industry and our business; effective management of administrative, technical and operational issues presented by Focal's expansion plans and the ability to successfully provision services. Investors are directed to examine Focal's SEC filings, which more fully describe the risks and uncertainties associated with Focal's business. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or circumstances, or otherwise.


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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   May 3, 2001



                              FOCAL COMMUNICATIONS CORPORATION


                              By: /s/ Robert C. Taylor, Jr
                                 ------------------------------------
                                      Robert C. Taylor, Jr., President and Chief
                                      Executive Officer